EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Murphy Oil Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-142789 and 333-157107) on Form S-8 and in the registration statement (No. 333-161688) on Form S-3 of Murphy Oil Corporation of our reports dated February 26, 2010, with respect to the consolidated balance sheets of Murphy Oil Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2009, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Murphy Oil Corporation.

Our report refers to changes in the method of accounting for uncertain tax positions and measurement of defined benefit pension and other postretirement plans in 2007.

Dallas, Texas February 26, 2010

Ex. 23-1